Exhibit 99.1

Contact:
Matt McKenzie, Chief Financial Officer
SiriCOMM, Inc.
4710 E. 32nd Street
Joplin, MO 64804
Phone: 417-626-9971

Web: http://www.siricomm.com
Email: info@siricomm.com

SIRICOMM RECEIVES ORDER FROM IDLING SOLUTIONS FOR PULSE-ST

Initial Order Launches SiriCOMM’s Telematics Service

Joplin, MO. – November 9, 2006— SiriCOMM, Inc. (OTC BB: SIRC) today announced that Idling Solutions, L.L.C. has placed an initial order for its Pulse-ST SiriCOMM telematics device and service. The order is part of a five-year agreement between SiriCOMM and Idling Solutions that includes both the engine device and monthly monitoring service for each unit sold. SiriCOMM expects to ship the initial 1000 units to Idling Solutions before the end of 2006.

“We are excited to announce the initial order and launch of our Pulse-ST device and service,” said Bill Graham, president and chief executive officer of SiriCOMM. “We believe the benefits of the integrated package of our Pulse-ST and the Idling Solutions’ IS9000 has the potential to save fleet operators millions of dollars and contribute to improvements in the environment through noise reduction and lower emission levels. We anticipate that this is the first of many more orders to come.”

The Pulse-ST device will be installed with each new Idling Solutions IS9000 unit, a patented battery-based auxiliary power and climate control unit for heavy-duty trucks that eliminates up to 90 percent of engine idling. The combination of these two products enables fleets to record engine statistics, including non-idling time, which allows them to qualify for Mobile-source Emission Reduction Credits (MERC). Idling Solutions has agreed to utilize the SiriCOMM nationwide network to exclusively carry the Idling Solutions data. This service provides independent certification of the data necessary to meet EPA guidelines to qualify for MERCs. When approved by state air quality authorities, companies utilizing the Pulse-ST should be able to earn annual MERCs of $5,000 to $6,000 per truck depending on the truck’s operating location.

“We believe the benefits of our revolutionary power unit are significantly enhanced by adding the tracking and communication capabilities of the Pulse-ST and the SiriCOMM nationwide network,” said David E. Webb, chief executive officer of Idling Solutions. “We are excited to have SiriCOMM as a partner and look forward to our ongoing efforts to improve the environment and fleet operations.”

About SiriCOMM
SiriCOMM is an application service provider specializing in wireless Internet connectivity and productivity applications tailored to the transportation industry. By providing both network access and a robust application host platform, SiriCOMM delivers a responsive and convenient way for all industry stakeholders to utilize and leverage information. The company uses Wi-Fi and radio-frequency technologies to create hot spots at locations convenient to highway travel. More information including network locations is available at http://www.siricomm.com

About Idling Solutions
Idling Solutions assembles and distributes anti-idling solutions for the commercial truck, recreational and marine industries. Idling Solutions utilizes the Horizon® battery – a patented revolutionary lead acid battery – to power its anti-idling systems under an exclusive license. Idling Solutions products reduce idling saving fuel and maintenance costs while greatly reducing damage to the environment through emissions and improving the quality of life for the operators and thereby improving safety. For more information, please visit our website at www.idlingsolutions.com.

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM’s products, increased levels of competition for the company, new products and technological changes, SiriCOMM’s dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM’s periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.